UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

October 13, 2022

Albertsons Companies, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-39350	47-4376911
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 Parkcenter Blvd.

Boise, Idaho 83706

(Address of principal executive office and zip code)

(208) 395-6200

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.01 par value	ACI	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Merger Agreement

On October 13, 2022 Albertsons Companies, Inc., a Delaware corporation (the “Company”), The Kroger Co., an Ohio corporation (“Parent”) and Kettle Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”) in accordance with the applicable provisions of the DGCL, with the Company surviving the Merger as the surviving corporation and a direct, wholly owned subsidiary of Parent. Capitalized terms used herein but not otherwise defined have the meanings set forth in the Merger Agreement.

Pursuant to the Merger Agreement, (i) each share of Class A Common Stock, par value $0.01 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (excluding any shares of Company Common Stock owned by the Company, Parent or Merger Sub, or any of their respective direct or indirect wholly owned subsidiaries, Dissenting Shares (as defined in the Merger Agreement) and Company Restricted Stock Awards (as defined in the Merger Agreement)), shall be converted automatically at the Effective Time into the right to receive from Parent $34.10 per share in cash, without interest, subject to certain reductions described in the following paragraph (the “Common Merger Consideration”), and (ii) each share of Series A Convertible Preferred Stock, par value $0.01 per share, of the Company (“Company Preferred Stock”) issued and outstanding immediately prior to the Effective Time (excluding any shares of Company Preferred Stock owned by the Company, Parent or Merger Sub, or any of their respective direct or indirect wholly owned subsidiaries and Dissenting Shares) shall be converted automatically at the Effective Time into the right to receive from Parent an amount in cash equal to the product of (1) the number of shares of Company Common Stock into which such share of Company Preferred Stock is convertible as of the Effective Time and (2) the Common Merger Consideration, without interest.

In connection with obtaining the requisite regulatory clearance necessary to consummate the transaction, the Company and Parent expect to make divestitures of stores owned by the Company and Parent. As described in the Merger Agreement and subject to the outcome of the divestiture process and negotiations with applicable government authorities, the Company is prepared to establish a Company subsidiary (“SpinCo”) as part of this process. SpinCo would be spun-off to Company shareholders not later than as of the closing of the Merger (the “Closing”) and operate as a standalone public company. The Company and the Parent have agreed to work together to determine which stores would comprise SpinCo, as well as the pro forma capitalization of SpinCo. As described in more detail below, the Company has declared and intends to pay a special cash dividend. The per share cash purchase price payable to Company shareholders in the Merger would be reduced by an amount equal to (i) three times four-wall adjusted EBITDA for the stores contributed to SpinCo divided by the number of shares of Company Common Stock (including shares of Company Common Stock issuable upon conversion of Company Preferred Stock) outstanding as of the record date for the spin-off plus (ii) the per share amount of the special cash dividend payable to Company shareholders.

At the Effective Time, each outstanding equity award denominated in shares of Company Common Stock will be converted into a corresponding award with respect to shares of Parent common stock (the “Converted Awards”). The Converted Awards will remain outstanding and subject to the same terms and conditions (including vesting and forfeiture terms) as were applied to the corresponding Company equity award immediately prior to the Effective Time; provided that any Company equity award with a performance-based vesting condition will have such vesting condition deemed satisfied at (i) the greater of target performance and actual performance (for such awards subject to an open performance period at the Effective Time) and (ii) target performance (for such awards subject to a performance period that begins after the Effective Time). For purposes of the conversion described above, the number of shares of Parent common stock subject to a Converted Award will be based upon the number of shares of Company Common Stock subject to such Company equity award immediately prior to the Effective Time multiplied by an exchange ratio equal to (i) $34.10 less the per share amount of the special cash dividend divided by (ii) the average closing price of shares of Parent common stock for five trading days preceding the Closing.

The Merger Agreement contains customary representations and warranties of the parties. The Merger Agreement also contains customary covenants and agreements, including, among others: (i) the conduct of businesses of each of the parties between the date of the signing of the Merger Agreement and the date of Closing; (ii) regulatory matters, including the parties’ efforts to consummate the Closing and obtain approvals from governmental agencies; (iii) solicitation by the Company and a Company change in recommendation of the transaction; (iv) delivery of consents from the holders of a majority of the Company’s outstanding Common Stock and the holders of a majority of the Company’s outstanding Preferred Stock (“Company Stockholder Approval”); (v) employee benefits to be provided to continuing employees after the Closing; and (vi) cooperation in connection with the Parent’s debt financing in connection with the Merger.

The obligations to consummate the transactions contemplated by the Merger Agreement are subject to the satisfaction or waiver of customary conditions set forth in the Merger Agreement, including, among others: (i) the expiration of the waiting period applicable to the transactions contemplated by the Merger Agreement under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR”); (ii) the absence of any law or governmental order prohibiting the transactions contemplated by the Merger Agreement; (iii) receipt of the Company Stockholder Approval; and (iv) certain other customary conditions relating to the parties’ representations and warranties in the Merger Agreement and the performance of their respective obligations.

Company shareholders holding more than a majority of Company Common Stock have either delivered a written consent or committed to delivering a written consent approving the transaction no later than October 18, 2022 and Company shareholders holding more than a majority of Company Preferred Stock have already approved the transaction through delivery of a written consent. No further action by Company shareholders will be needed or solicited in connection with the Merger. The Company will prepare an information statement on Schedule 14C for its shareholders with respect to the approval of the Merger.

The Merger Agreement also provides for certain termination rights for the parties, including: (i) by mutual written consent; (ii) if the Closing does not occur on or prior to January 13, 2024 (the “Outside Date”), provided that the Outside Date may be extended by either Company or Parent by written notice to the other party for one or more 30-day periods not to exceed 270 days in the aggregate; (iii) if the other party has breached any of its representations and warranties or failed to perform any of its covenants or agreements such that any of the conditions to closing would not be satisfied and the party has not cured any such breaches within 30 days following delivery of written notice; and (iv) if a governmental entity issues an order or permanently enjoins the transaction and such order or other action becomes final and non-appealable. In addition, the Company may terminate the Merger Agreement if Parent does not consummate the Closing within three business days after the satisfaction or waiver of the Closing conditions.

The Company will be required to pay a termination fee of $318 million in certain circumstances that will no longer be applicable following the delivery of the written consent described above. Parent will be obligated to pay a termination fee of $600 million if the Merger Agreement is terminated by either party in connection with the occurrence of the Outside Date, and, at the time of such termination, all closing conditions other than HSR approval have been satisfied.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement. The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of such agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating such agreement. The Merger Agreement has been filed as an exhibit to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company or Parent or any other party to the Merger Agreement or any related agreement. In particular, the representations, warranties, covenants and agreements contained in the Merger Agreement, which were made only for purposes of such agreement and as of specific dates, were for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties (including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts) and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors and security holders. Investors and security holders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements, or any descriptions thereof, as characterizations of the actual state of facts or condition of any party to the Merger Agreement. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

A copy of the Merger Agreement is filed with this Current Report on Form 8-K as Exhibit 2.1 and is incorporated herein by reference, and the foregoing description of the Merger Agreement is qualified in its entirety by reference thereto.

Item 8.01.	Other Events

On October 14, 2022, the Company and Parent issued a joint press release announcing that the parties had entered into the Merger Agreement. A copy of the joint press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits:

2.1*	Agreement and Plan of Merger, dated as of October 13, 2022, by and among Albertsons Companies, Inc., The Kroger Co. and Kettle Merger Sub, Inc.

99.1	Press Release, dated October 14, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Certain schedules to this exhibit have been omitted in accordance with Item 601(a)(5) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Albertsons Companies, Inc. (Registrant)

Dated: October 14, 2022	By:	/s/ Juliette W. Pryor
	Name:	Juliette W. Pryor
	Title:	Executive Vice President, General Counsel and Secretary